Exhibit 4

República Oriental del Uruguay

Ministerio de Economía y Finanzas

Montevideo, August 6, 2026

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

United States of America

Ladies and Gentlemen:

I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with the Republic’s offering pursuant to the registration statements (Files nos. 333-270970 and 333-297723) (the “Registration Statements”), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act, of an additional U.S.$399,364,067 aggregate principal amount of its 5.442% Global Bonds due 2037 (the “USD Bonds”) and an additional Ps. 52,177,088,971 aggregate principal amount of its 8.000% Global Bonds due 2035 (the “Ps. Bonds”, and together with the USD Bonds, the “Bonds”), which were issued under an indenture dated as of October 27, 2015 (the “Indenture”), between the Republic and The Bank of New York Mellon, as trustee.

The Registration Statement No. 333-270970, as of July 27, 2026, the date on which the most recent Form 18-K was filed as an amendment thereto, and Registration Statement No. 333-297723, insofar as they relate to the Bonds (as determined for purposes of Rule 430B(f)(2) under the Securities Act), but excluding the documents incorporated by reference therein, are herein called the “Registration Statements”; the related prospectus dated July 5, 2023, included in the Registration Statements, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus”; the preliminary prospectus supplement dated July 28, 2026 relating to the USD Bonds and the preliminary prospectus supplement dated July 28, 2026 relating to the Ps. Bonds, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, are together herein called the “Preliminary Prospectus Supplements”; and the related prospectus supplement dated July 28, 2026 relating to the USD Bonds (the “Final USD Prospectus Supplement”) and the prospectus supplement dated July 28, 2026 relating to the Ps. Bonds (the “Final Ps. Prospectus Supplement”), as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, are together herein called the “Final Prospectus Supplements.” The Base Prospectus and the Preliminary Prospectus Supplements together are herein called the “Pricing Prospectuses,” and the Base Prospectus and the Final Prospectus Supplements together are herein called the “Final Prospectuses.”

In arriving at the opinions expressed below, I have reviewed the following documents:

(i)	The Registration Statements, the Base Prospectus and the Preliminary Prospectus Supplements;

(ii)	copies of the executed Indenture;

(iii)	copies of the Bonds in global form, as executed by the Republic;

(iv) all relevant provisions of the Constitution of Uruguay and all relevant laws and orders under which the issuance of the Bonds have been authorized, including but not limited to the following (English translations of which are attached as exhibits hereto):

1)	the Constitution of República Oriental del Uruguay, in particular Article 85(6),

2)	Law 19,924, dated December 18, 2020, Articles 696, 697, 699, 700 and 701, and the subsequent amendments introduced by Law 20,446, dated December 16, 2025, Article 678, 682, and 683,

3)	Law 20,446, dated December 16, 2025, Article 679;

(v) the following Decree and Resolution of the Republic and of the Ministry of Economy and Finance, respectively, under which the issuance of the Bonds have been authorized (translations of which are attached as exhibits hereto):

1)	Decree No. 174/026 of the Executive Power of the Republic, dated July 21, 2026; and

2)	Resolution of the Ministry of Economy and Finance, dated July 23, 2026;

(vi) all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under, and with respect to, the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2025. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

[Signature page follows]

Very truly yours,

/s/ Luciana Velázquez
Dra. Luciana Velázquez Counsel to the Ministry of Economy and Finance of the Republic of Uruguay

[Signature Page to MEF Post-Effective Legality Opinion]

EXHIBITS

NATIONAL CONSTITUTION English translation of excerpt

English Translation

https://www.impo.com.uy/bases/constitucion/1967-1967/85

Article 85.- It is within the scope of the General Assembly: …

6) To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Law Nº 19,924

NATIONAL BUDGET FOR SALARIES, EXPENSES AND INVESTMENTS. YEAR 2020-2024

English Translation

https://www.impo.com.uy/bases/leyes/19924-2020

LEGISLATIVE POWER

The Senate and the Chamber of Representatives of the Republic of Uruguay having met together as General Assembly

DECREE:

SECTION VIII

MISCELLANEOUS PROVISIONS

Article 696.

For the purposes of the provisions of paragraph 6 of Article 85 of the Constitution of the Republic, the Central Government is authorized to contract a total net debt for Fiscal Year 2026, expressed in indexed units (UI), which may not exceed the equivalent of 25,115,000,000 UI (twenty-five billion one hundred fifteen million indexed units).

Annually, in the Accountability sessions, the Executive Power must submit a proposed net debt ceiling in UI for the following fiscal year, with the last authorized limit remaining in effect until the new legal debt limit is approved.

Article 697.-

For the purposes of article 696 of this law, the net public debt of the Central Government is understood to be the total issuance of market public debt securities and loan disbursements from financial institutions and multilateral credit organizations, deducting amortizations and contractual cancellations or advances of public debt titles and loans, as well as the variation of financial assets of the Central Government during the fiscal year.

Article 699.

(Safeguard Clause).- In the event of situations of severe economic slowdown, substantial changes in relative prices, emergency situations, or disasters of national scale, the maximum annual debt level established in each budget period may be increased by up to 30% (thirty percent), reporting to the General Assembly, without this altering the limit set for the following fiscal year.

The Ministry of Economy and Finance shall report to the Autonomous Fiscal Council and appear before the General Assembly within a period not exceeding thirty calendar days after the safeguard clause is invoked, in order to explain the reasons for its activation.

The Executive Power shall regulate this article.”

Article 700.-

The evaluation of compliance with the provisions of article 696 of this law, at the end of each year, will be carried out once the figures corresponding to the last quarter of the respective year are available, reporting to the General Assembly of the Legislative power.

Article 701.

For the purposes of controlling the maximum amounts of annual net indebtedness referred to in Article 696 of this Law, gross indebtedness, debt amortizations, and financial assets denominated in national currency and other than the indexed unit (UI) shall be valued in their UI equivalent on the corresponding date, using the official values of the indexed units reported by the National Institute of Statistics.

Gross indebtedness, debt amortizations, and financial assets denominated in foreign currencies shall be valued in their UI equivalent on the corresponding date, using the official exchange rates reported by the Central Bank of Uruguay and the official value of the UI reported by the National Institute of Statistics.

Sessions Room of the Chamber of Representatives, in Montevideo, on 10 December 2020.

(signed) MARTÍN LEMA

President

FERNANDO RIPOLL FALCONE

Secretary

Presidency of the Republic of Uruguay

MINISTRY OF INTERIOR

MINISTRY OF FOREIGN AFFAIRS

MINISTRY OF ECONOMY AND FINANCE

MINISTRY OF NATIONAL DEFENSE

MINISTRY OF EDUCATION AND CULTURE

MINISTRY OF TRANSPORTATION AND PUBLIC WORKS

MINISTRY OF LABOR AND SOCIAL SECURITY

MINISTRY OF PUBLIC HEALTH

MINISTRY OF LIVESTOCK, AGRICULTURE AND FISHERIES

MINISTRY OF TOURISM

MINISTRY OF HOUSING AND TERRITORIAL ORDER

MINISTRY OF SOCIAL DEVELOPMENT

MINISTRY OF ENVIRONMENT

Montevideo, 18 December, 2020.

Law Nº 20,446.

APPROVAL OF NATIONAL BUDGET FOR SALARIES, EXPENSES AND INVESTMENTS. YEAR 2025-2029.

English Translation

https://www.impo.com.uy/bases/leyes/20446-2025

LEGISLATIVE POWER

The Senate and the Chamber of Representatives of the Republic of Uruguay having met together as General Assembly

DECREE:

SECTION VIII

MISCELLANEOUS PROVISIONS

Article 679.

(Electoral Discipline Clause) – Should the accountability report stipulated in Article 211 of Law No. 19,889 of July 9, 2020, as amended by Article 677 of this Law, for the final year of the government’s term, reveal a failure to meet the previously defined annual target, the Ministry of Economy and Finance shall submit to Parliament, along with the Draft Accountability Report and Budget Execution Balance to be presented for that year, a report detailing the reasons for the non-compliance, as well as defining the convergence mechanisms provided for in the aforementioned article.

In the event that the safeguard clause established in Article 699 of Law No. 19,924 of December 18, 2020, as amended by Article 678 of this Law, is invoked during an election year, the Ministry of Economy and Finance must appear before the General Assembly or the Standing Committee, as appropriate, within fifteen calendar days of its invocation, to explain the reasons for activating the clause, and must also report to the Autonomous Fiscal Council as provided for in the aforementioned Article 699.

In election years, the safeguard clause may only be invoked up to thirty calendar days before the national election (paragraph 1 of section 9 of Article 77 of the Constitution of the Republic). Furthermore, during those years, the percentage by which the maximum annual debt may be increased, as stipulated in Article 699, shall be up to 20% (twenty percent).

The provisions of this article are without prejudice to the application of the escape clause provided for in Article 682 of this law.

Session Room of the House of representative, in Montevideo, on December 9, 2025.

(signed) Lic. Sebastián Valdomir, President; Virginia Ortiz, Secretary.

MINISTRY OF INTERIOR

MINISTRY OF FOREIGN AFFAIRS

MINISTRY OF ECONOMY AND FINANCE

MINISTRY OF NATIONAL DEFENSE

MINISTRY OF EDUCATION AND CULTURE

MINISTRY OF TRANSPORTATION AND PUBLIC WORKS

MINISTRY OF LABOR AND SOCIAL SECURITY

MINISTRY OF PUBLIC HEALTH

MINISTRY OF LIVESTOCK, AGRICULTURE AND FISHERIES

MINISTRY OF TOURISM

MINISTRY OF HOUSING AND TERRITORIAL ORDER

MINISTRY OF SOCIAL DEVELOPMENT

MINISTRY OF THE ENVIRONMENT

MINISTRY OF INDUSTRY, ENERGY AND MINING

(signed) Prof. Yamandú Orsi (Presidency of the Republic of Uruguay); Carlos Negro; Mario Lubetkin; Gabriel Oddone; Sandra Lazo; José Carlos Mahía; Lucía Etcheverry; Fernanda Cardona; Juan Castillo; Cristina Lustemberg; Alfredo Fratti; Pablo Menoni; Tamara Paseyro; Gonzalo Civila; Edgardo Ortuño.

Montevideo, December 16, 2025.

Nº 174/026

MINISTRY OF ECONOMY ANDA FINANCE

Montevideo, July 21, 2026.

IN VIEW OF: the technical report of the Debt Management Unit Division of the Ministry of Economy and Finance, regarding the access of the Oriental Republic of Uruguay to the international capital market;

AS A RESULT OF: I) that in it the convenience and opportunity of a new issue of debt securities of the Oriental Republic of Uruguay governed by foreign law in the international market, denominated in Uruguayan Pesos and/or in Dollars of the United States of America is realized; as well as the possibility of carrying out, concomitantly, the repurchase of debt securities of the Oriental Republic of Uruguay denominated in Uruguayan Pesos and/or Dollars of the United States of America governed by foreign law; and/or the repurchase of Treasury Notes denominated in Uruguayan Pesos and/or Index Units and Monetary Regulation Bills issued by the Central Bank of Uruguay, governed by Uruguayan law;

II) that, as a result of the continuous evaluation process of leading financial institutions carried out by the Republic through the Debt Management Unit of the Ministry of Economy and Finance, ITAU BBA USA SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. y GOLDMAN SACHS & CO. LLC., have been selected to act as joint bookrunners for the aforementioned bond issuance;

WHEREAS: I) that said institutions possess a strong capacity to access and engage with a broad base of both domestic and international investors, as well as a satisfactory track record in placing sovereign public debt securities in the capital markets;

II) that the joint proposal and recommendation for an international sovereign bond issuance, submitted by the aforementioned financial institutions, is advisable in accordance with the State’s debt management objectives;

WITH REGARD TO: what has been advised by the Debt Management Unit Division of the Ministry of Economy and Finance, and what is set forth in Article 85(6) literal D), of the Constitution of the Republic, of article 482 of Law No. 15,903, dated November 10, 1987, and the subsequent amendments introduced by Article 38 of the Law No. 20.075, dated October 20, 2022, of Articles 696, 699, 700 and 701 of the Law 19,924, dated December 18, 2020, and the subsequent amendments introduced by Law 20,446, dated December 16, 2025, Articles 678, 682, and 683, respectively, and Articles 679 and 697 of Law No. 20,446, dated December 16, 2025;

THE PRESIDENT OF THE REPUBLIC

D E C R E E S:

ARTICLE 1. The issuance of debt securities of the Oriental Republic of Uruguay denominated in Uruguayan Pesos and/or in Dollars of the United States of America, payable in United States dollars in the international market and governed by foreign law, with a maturity term that may be between 5 (five) and 15 (fifteen) years. The total amount of the aforementioned issuance will be up to US$ 1,700:000,000 (dollars of the United States of America one thousand seven hundred millions) equivalent, and that will be adjusted to the other conditions established in the present Decree, in the respective Resolution of the Ministry of Economy and Finance and those that result from the market on the date of placement of the issuance.

The expected issuance date will be no later than December 31, 2026.

ARTICLE 2º.-The debt securities to be issued will be nominative and will bear the printed signatures of the Minister of Economy and Finance and the Accountant General of the Nation; they will be placed in the international market in the manner and conditions required in said market.

ARTICLE 3º.- Authorizes to use, totally or partially, the proceeds from this issuance of debt securities of the Republic, for the purposes of the repurchase operations of the debt securities provided for in Result I) of this Decree, including in all cases, the accrued and unpaid interests at the date of the repurchase, under the conditions indicated by the Ministry of Economy and Finance, in accordance with the offers received according to the offer documents and other documents related to it, to be approved by the aforementioned Secretary of State.

Empower the Ministry of Economy and Finance to modify the conditions of the repurchase offer while the operation has not concluded

ARTICLE 4º.- The interest payments and/or the repurchase corresponding to the totality of the debt instruments referred to in this Decree, as well as the commissions and expenses for any other concept that the administration and placement of these demand, will be attended to by the Central Bank of Uruguay in its capacity as Financial Agent of the State and, through the paying agent(s) designated or agreed upon.

ARTICLE 5º.- Authorizes the issuance of provisional or global certificates representative of the debt securities until their final issuance if they are necessary.

ARTICLE 6º.- Expenses for issuance, printing, listing, fund transfers, commissions, dissemination of the operation to the local and international community, as well as all other expenses typically necessary for the issuance, administration and placement of these debt securities and eventual repurchase, will be attributable to resources from their own placement.

ARTICLE 7º.- Commits the Ministry of Economy and Finance to negotiate and sign, on behalf of the Republic, all relevant contracts and documents required for the purposes of the operations provided for in this Decree.

The Central Bank of Uruguay, in its capacity as State Financial Agent, will carry out the pertinent procedures to make the operations effective.

The representation of the State will be exercised, indistinctly, by the Minister of Economy and Finance, Ec. Gabriel Oddone, the Undersecretary of the Ministry of Economy and Finance, Ec. Martin Vallcorba, the Director of Economic Policy, Ec. Bibiana Lanzilotta and the Director of the Public Debt Management Unit Division of the Ministry of Economy and Finance, Ec. Herman Kamil.

ARTICLE 8º.- Entrusts Notary Public María Verónica Muñoz, Drs. María Luciana Velazquez, Nadia Barreto, and Ana Fontes, indistinctly, in their status as Legal Advisors of the Ministry of Economy and Finance, the drafting and signing of the corresponding legal opinions.

ARTICLE 9º.- Entrusts the General Director of the Ministry of Economy and Finance, Ec. Ana Gabriela Fachola, the Adscript to the Ministry of Enomy and Finance, Andrea Magnone, and the General Accountant of the Nation, CPA. Adriana Arosteguiberry or CPA. Cecilia Ruiz, indistinctly, the issuance of the pertinent records and certifications.

ARTICLE 10º.- To be notified and filed.

Minister of Economy and Finance

Gabriel Oddone

President of the Republic

Yamandú Orsi

MINISTRY OF ECONOMY AND FINANCE

Montevideo, July 23, 2026

IN VIEW OF: the Decree Nº 174/026, dated July 21, 2026;

AS A RESULT: I) that by Article 1 of the mentioned Decree, the issuance of debt securities of the Oriental Republic of Uruguay denominated in Uruguayan Pesos and/or in Dollars of the United States of America, payable in United States dollars in the international market and governed by foreign law, with a maturity term that may be between 5 (five) and 15 (fifteen) years. The total amount of the aforementioned issuance will be up to US$ 1,700:000,000 (dollars of the United States of America one thousand seven hundred million) equivalent, and that will be adjusted to the other conditions established in the present Decree, in the respective Resolution of the Ministry of Economy and Finance and those that result from the market on the date of placement of the issuance;

II) that by Article 3º of the mentioned Decree, it was authorized to use, totally or partially, the proceeds from this issuance of debt securities of the Republic, for the purposes of the repurchase operations of the debt securities provided for in Result I) of the aforementioned Decree, including in all cases, the accrued and unpaid interests at the date of the repurchase, under the conditions indicated by the Ministry of Economy and Finance, in accordance with the offers received according to the offer documents and other documents related to it, to be approved by the aforementioned Secretary of State;

III) that by Article 7 of the aforementioned Decree, the Ministry of Economy and Finance was commissioned to negotiate and sign, on behalf of the Republic, all relevant contracts and documents by the appointed the Minister of Economy and Finance, Ec. Gabriel Oddone, the Undersecretary of the Ministry of Economy and Finance, Ec. Martín Vallcorba, the Director of Economic Policy, Ec. Bibiana Lanzilotta and the Director of the Debt Management Unit Division of the Ministry of Economy and Finance, Ec. Herman Kamil, to exercise, indistinctly, the representation of the State in the aforementioned operations;

WHEREAS: that it corresponds to determine the amounts, conditions, modalities of integration and date of the operation referred to in Result I) and II) of this Resolution; as well as approve the contracts to be signed with ITAU BBA USA SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. y GOLDMAN SACHS & CO. LLC., and other prospectuses and documents necessary to carry out all the aforementioned operations and approve the document to be signed with the Central Bank of Uruguay and the informative memorandum of the local operation which determines the terms and conditions applicable to the repurchase;

WITH REGARD TO : that which has been previously arranged, and the report provided by the Debt Management Unit Division of this Secretariat of State dated July 10, 2026;

THE MINISTER OF ECONOMY AND FINANCE

R E S O L V E S:

1º) To proceed to the issuance of debt securities of the Republic of Uruguay in the international market, governed by foreign law, for a total amount of up to the equivalent of US$ 1,700:000,000 (dollars of the United States of America one thousand seven hundred million), according to the conditions detailed in the Annexes, which are attached and forms integral part of this Resolution.

2º) To approve the contracts to be signed with ITAU BBA USA SECURITIES INC., CITIGROUP GLOBAL MARKETS INC. y GOLDMAN SACHS & CO. LLC., and the other documents and prospectuses necessary to carry out all the operations provided for in the Decree cited in the View of this Resolution.

3º) Be it entrusted to the Central Bank of Uruguay, in its capacity as Financial Agent of the State, to withdraw from circulation the Treasury Notes received in the aforementioned transactions.

4º) Transfer to the Debt Management Unit Division of this Secretariat of State, for the purposes of the corresponding communication. Fulfilled, file.

Ministry of Economy and Finance

Gabriel Oddone